Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 9, 2015 on our review of interim financial information of Arch Capital Group Ltd. and its subsidiaries (the “Company”) for the three-month and nine-month periods ended September 30, 2015 and September 30, 2014 and included in the Company's quarterly report on Form 10-Q for the quarter ended November 30, 2015 is incorporated by reference in the Registration Statements on Forms S-3 (Registration No. 333-202440, Registration No. 333-180329) and in the Registration Statements on Forms S-8 (Registration No. 333- 99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835, Registration No. 333-181308 and Registration No. 333-203993).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York
November 9, 2015